Exhibit 99.1

Pilgrim’s Pride Prices $500.0 million Senior Unsecured Notes Rule 144A Offering

GREELEY, Colo., March 4, 2015 (GLOBE NEWSWIRE) – Pilgrim’s Pride Corporation (NASDAQ: PPC) (the “Company”) today announced it has priced an offering of $500.0 million aggregate principal amount of Senior Unsecured Notes due 2025 (the “Notes”) to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will bear interest at a rate of 5.750% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015.

The Notes will be issued at a price of 100.000% (at par value) of the face amount in the private placement. The Notes will initially be guaranteed only by Pilgrim’s Pride Corporation of West Virginia, Inc. The offering is expected to close on March 11, 2015, subject to customary closing conditions.

The Company intends to apply $350.0 million of the net proceeds against the payment of indebtedness outstanding under the term loan commitment of its U.S. credit facility. The balance of the net proceeds from the sale of the Notes will be used for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act, and applicable state securities laws.

About Pilgrim’s Pride

Pilgrim’s Pride Corporation employs approximately 35,500 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company’s primary distribution is through retailers and food service distributors.

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Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Dunham Winoto
Director, Investor Relations Pilgrim’s Pride Corporation
IRPPC@pilgrims.com
(970) 506 8192
www.pilgrims.com

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